FORM OF PSU AWARD AGREEMENT
Portillo’s Inc.
2021 Equity Incentive Plan

Performance Stock Unit Award Agreement
This Performance Stock Unit Award Agreement (this “Agreement”) is made by and between Portillo’s Inc., a Delaware corporation (the “Company”), and (the “Participant”), effective as of _______________, 202__ (the “Date of Grant”).
RECITALS

WHEREAS, the Company has adopted the Portillo’s Inc. 2021 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of Restricted Stock Units based upon the achievement of one or more performance goals on the terms and conditions set forth in the Plan and this Agreement (“Performance Stock Units”).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:
1.Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, Performance Stock Units, on the terms and conditions set forth in the Plan and this Agreement:

a.Target Number of Performance Stock Units:

b.Performance Period: January 1, 202__ through December __, 202__

c.Performance Measures and Weighting: As set forth in Exhibit B

d.Performance Goals: As set forth in Exhibit B

2.Vesting and Forfeiture. Subject to the terms and conditions set forth in the Plan and this Agreement, the Performance Stock Units shall vest as follows:

a.General. The Performance Share Units will vest, if at all, based upon the achievement during the Performance Period of the Performance Goals listed under the Performance Measures set forth in Exhibit B, subject to the Participant’s continued Service in good standing through the last day of the Performance Period, except as otherwise provided in Section 2(c).

b.Change in Control. In the event of a Change in Control, the Performance Stock Units shall be continued, assumed or substituted as set forth in Section 11.1 of the Plan, based on the greater of the target level or actual achievement of the Performance Goals set forth in Exhibit B. Following the Change in Control, the resulting Performance Stock Units shall be eligible to vest on the last day of the Performance Period, subject only to the Participant’s continued Service on the last day of the Performance Period, except as otherwise provided in Section 2(c). Notwithstanding the foregoing, in the event the Performance Stock Units are not continued, assumed or substituted in accordance with Section 11.1 of the Plan, all unvested Performance Stock Units shall become fully vested immediately prior to the Change in Control based on the greater of the target level or actual achievement of the Performance Goals set forth in Exhibit B.

c.Termination of Service.

i.General. Except as set forth in this Section 2(c), upon termination of the Participant’s Service for any reason or no reason, any then unvested Performance Stock Units will be forfeited immediately, automatically and without consideration.

ii.Death or Disability of Participant prior to a Change in Control. If the Participant’s Service is terminated due to death or Disability prior to a Change in Control, all Performance Stock Units shall remain outstanding and eligible to vest in accordance with Section 2(a) (without regard to the continued Service requirement) or, if earlier, upon a Change in Control.

iii.Qualifying Termination Prior to a Change in Control. Upon termination of the Participant’s Service by the Participant for Good Reason or by the Company without Cause (a “Qualifying Termination”), in each case, prior to a Change in Control, a pro-rata portion of the Performance Stock Units, based on the number of days elapsed in the Performance Period prior to the date of termination of Service, shall remain outstanding and eligible to vest in accordance with Section 2(a) (without regard to the continued Service requirement) or, if earlier, upon a Change in Control. For purposes of this Agreement, “Good Reason” [and “Cause”] shall have the meaning(s) set forth in Exhibit A of this Agreement.

iv.Death, Disability or Qualifying Termination Following A Change in Control. If the Participant’s Service is terminated due to death or Disability or as a result of a Qualifying Termination, in each case, on or within twenty-four (24) months following a Change in Control, all Performance Stock Units shall vest on the date of the Participant’s termination of Service.

3.Payment

a.Settlement. Within sixty days following the earlier of (i) the last day of the Performance Period and (ii) the date of the Participant’s termination of Service in the event the Performance Stock Units vest in accordance with Section 2(c)(iv), the Company shall deliver to the Participant a number of shares of Common Stock equal to the aggregate number of Performance Stock Units that have been earned and vested pursuant to Section 2 and Exhibit B. No fractional shares of Common Stock shall be delivered. The Company may deliver such shares of Common Stock either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares to be issued in respect of the Performance Stock Units, registered in the name of the Participant. Notwithstanding the foregoing, in the event the Performance Stock Units fully vest in connection with the Change in Control, the Performance Stock Units shall be settled in shares of Common Stock prior to the closing of the Change in Control or shall be settled in accordance in accordance with the terms of the definitive agreement for such Change in Control, but in no event later than thirty (30) days following such Change in Control.

b.Withholding Requirements. The Company shall have the right to deduct or withhold from any shares of Common Stock deliverable under this Agreement, or in its discretion to require the Participant to remit to the Company, amounts necessary to satisfy all federal, state and local taxes required to be withheld in connection with the settlement of the Performance Stock Units. In addition, subject to Section 16 of the Exchange Act, withholding may be satisfied through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, which shall be subject to any terms and conditions imposed by the Committee.

4.Section 280G. In the event that it is determined that any payments or benefits provided under the Plan and this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan, this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise

Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with the Participant in making such determination, including but not limited to providing the Participant with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 4 shall be made in a manner that results in the greatest economic benefit for the Participant and is consistent with the requirements of Section 409A. Any determination required under this Section 4 shall be made in writing in good faith by a nationally recognized public accounting firm selected the Company. The Company and the Participant shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 4.

5.Miscellaneous Provisions

a.Rights of a Shareholder; Dividend Equivalents. Prior to settlement of the Performance Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Performance Stock Units. If cash dividends or other cash distributions are paid in respect of the shares of Common Stock underlying unvested Performance Stock Units, then a dividend equivalent equal to the amount paid in respect of one Share shall accumulate and be paid with respect to each Earned PSU at time of settlement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Performance Stock Units.

b.Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

c.Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 14.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

d.Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Performance Stock Units may be adjusted in accordance with Section 4.4 of the Plan.

e.No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

f.Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

g.Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

h.Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

i.Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

j.Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

k.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

l.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.
IN WITNESS WHEREOF, the Company and the Participant have executed this Performance Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT                 PORTILLO’S INC.

_________________________________     By: ______________________________
Date:_____________________________     Date: _____________________________

Exhibit A
Good Reason
“Good Reason” shall mean the occurrence of any of the following events without the consent of the Participant: (i) a material reduction in the Participant’s base salary (other than a reduction affecting all similarly situated employees, which reduction does not exceed 10% of current base salary), (ii) a material diminution in the Participant’s position and duties, which shall not include a change in reporting structure, or (iii) a requirement that the Participant relocate his or her current office outside a radius of fifty (50) miles from the Participant’s current office location. The Participant may not resign or otherwise terminate his or her employment for any reason set forth above as Good Reason unless the Participant (x) notifies the Company in reasonable detail within sixty (60) days following his or her initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following receipt of such notice, and (z) the Participant terminates employment within 30 days following the end of such 30-day remedy period. Notwithstanding the foregoing, if the Participant is subject to an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate that defines Good Reason, then Good Reason shall have the meaning set forth therein, otherwise Good Reason as shall have the meaning defined in this Exhibit A.

Cause

[“Cause” means (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include but not be limited to “gross misconduct”)), termination due to a Participant’s (1) failure to substantially perform Participant’s duties or obey lawful directives that, in the good faith judgment of the Company, is likely to significantly injure the reputation, business or a business relationship of the Company or any of its Affiliates, that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of Participant’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) (x) material breach or violation of any agreement with the Company or its Affiliates, including any restrictive covenant agreement applicable to Participant, or (y) significant violation of the code of conduct or similar written policy, including, without limitation, any sexual harassment policy, of the Company or its Affiliates; or (6) other conduct, acts or omissions that, in the good faith judgment of the Company, are likely to significantly injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement. With respect to a termination of Service for a non-employee director, Cause means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for Cause.]1

1 NTD: Include for executive-level employees only. All other employees will be subject to standard definition of Cause in the Plan.

Exhibit B
This Exhibit B sets forth the performance goals (“Performance Goals”) for the Performance Stock Units and shall determine the extent to which the Performance Goals are achieved and the extent to which the Performance Stock Units will be eligible for vesting, if at all, at the end of the Performance Period.

Performance Measure	Weight
Cumulative Adjusted EBITDA Growth	50%
Cumulative Total Revenue Growth	50%
Cumulative Adjusted EBITDA Growth
“Cumulative Adjusted EBITDA Growth” shall be interpreted to mean for the Performance Period the Company’s cumulative earnings growth for the applicable Performance Period before interest, taxes, depreciation, and amortization, and before stock-based compensation, acquisition expenses and similar non-recurring items, in a manner consistent with the Company’s publicly reported adjusted EBITDA.
Cumulative Adjusted EBITDA Growth
For the Performance Period

Achievement Level	Cumulative Adjusted EBITDA Growth Performance Growth Goal	Earned Percent (%)
Below Threshold	Below $25.0M	0%
Threshold	$25.0M	50%
Target	$40.0M	100%
Maximum	$58.0M or more	200%
If, for the Performance Period, Cumulative Adjusted EBITDA Growth is greater than the Threshold achievement level set forth above but less than the Target achievement level set forth above or is greater than the Target achievement level set forth above but less than the Maximum achievement level set forth above, then the Earned Percent eligible to vest shall be determined using linear interpolation.
Cumulative Total Revenue Growth
“Cumulative Total Revenue Growth” means total revenue growth accumulated over the Performance Period.
Cumulative Total Revenue Growth
For the Performance Period

Achievement Level	Cumulative Total Revenue Growth Performance Growth Goal	Earned Percent (%)
Below Threshold	Below $225M	0%
Threshold	$225M	50%
Target	$320M	100%
Maximum	$380M or more	200%
If, for the Performance Period, Cumulative Total Revenue Growth is greater than the Threshold achievement level set forth above but less than the Target achievement level set forth above or is greater than the Target achievement level set forth above but less than the Maximum achievement level set forth above, then the Earned Percent eligible to vest shall be determined using linear interpolation.
Determining Number of PSUs that Vest
After the Earned Percent for both Cumulative Adjusted EBITDA Growth and Cumulative Total Revenue Growth for the Performance Period are determined based on the above tables, each Earned Percent will be multiplied by the Weight for each respective Performance Measure and then added to get the Total Earned Percent. The Target Number of Performance Share Units will then be multiplied by the Total Earned Percent to arrive at the total number of Performance Share Units that will vest based on performance achieved (“Earned PSUs”).
Determining the Number of PSUs that Vest or Convert into Time-Vesting Awards upon a Change in Control
In the event of a Change in Control, for purposes of measuring achievement of the Performance Goals, the Performance Period shall be deemed to end as of the date of the Change in Control or at such earlier date within 14 days prior to a Change in Control as may be necessary to allow the Company to measure performance and effect the treatment of the Performance Stock Units in connection with the Change in Control.

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